UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2012

ORPHEUM PROPERTY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-30595	33-0619256
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 2534
New Orleans, Louisiana	70170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (504) 599 -- 5684

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2012, the Board of Directors (“Board”) of Orpheum Property, Inc. (“Orpheum” or the “Company”) named Morris Kahn, the Company’s Chief Executive Officer (“CEO”), as President also. Mr. Kahn will not be paid any additional compensation for his role as President.  Mr. Kahn replaces Michael Bowers, the former President and a director of Orpheum, whose agreement to serve in these capacities expired on January 1, 2012.

On January 13, 2012, the Board appointed Whitney O. Cluff, age 61, as a director of the Company. Mr. Cluff has over thirty years of experience in commercial real estate and financing. Most recently, he is a Vice President in the retail, land, and investment department of Coldwell Banker Commercial (Utah) since 2004.

Mr. Cluff will receive 250,000 shares of Orpheum’s restricted common stock as compensation. Mr. Cluff does not have a written employment agreement or other compensatory agreement in place with the Company.

The Company has not entered into any transactions with Mr. Cluff described in Item 404(a) of regulation S-K.

Mr. Cluff was not appointed pursuant to any arrangement or understanding between Mr. Cluff and any other person.

With the appointment of Mr. Cluff as a director, the Company’s Board of Directors is now composed of Andrew V. Reid, Chairman; Bruce Gwyn, Director; Tyrus C. Young, Director; and Whitney O. Cluff, Director. As a result of Mr. Kahn’s appointment as President, the Company’s Officers are Morris Kahn, CEO and President; Tyrus C. Young, Chief Financial Officer; and Michael A. Mulshine, Corporate Secretary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORPHEUM PROPERTY, INC.

Date: April 4, 2012	/s/ Michael A. Mulshine
Michael A. Mulshine Corporate Secretary

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